FOR IMMEDIATE RELEASE

Contact:

Chris Lewis

Sr. Director, Investor Relations, Corporate Strategy & Development

(949) 481-0510

clewis@glaukos.com

Glaukos Corporation Announces First Quarter 2021 Financial Results

San Clemente, CA – May 5, 2021 – Glaukos Corporation (NYSE: GKOS), an ophthalmic medical technology and pharmaceutical company focused on novel therapies for the treatment of glaucoma, corneal disorders and retinal diseases, today announced financial results for the first quarter ended March 31, 2021. Key highlights include:

●	Net sales growth of 23% to $68.0 million in Q1 2021, compared to $55.3 million in Q1 2020.
●	Glaucoma net sales of $53.7 million and Corneal Health net sales of $14.3 million in Q1 2021.
●	Gross margin of approximately 76% and non-GAAP gross margin of approximately 84% in Q1 2021.
●	Operating expenses of $63.1 million and non-GAAP operating expenses of $61.8 million in Q1 2021.

“Our strong start to the year reflects our teams’ unwavering commitment to advance our key strategic priorities and execute our plans,” said Thomas Burns, Glaukos president and chief executive officer. “While we recognize uncertainties associated with COVID-19 may persist, I am encouraged by the continued recovery trends and believe our business prospects remain robust as we advance our mission to transform the treatment of chronic eye diseases for the benefit of patients worldwide.”

First Quarter 2021 Financial Results

Net sales increased 23% in the first quarter of 2021 to $68.0 million, compared to $55.3 million in the same period in 2020.

Gross margin for the first quarter of 2021 was approximately 76%, compared to approximately 41% in the same period in 2020. Non-GAAP gross margin for the first quarter of 2021 was approximately 84%, compared to approximately 84% in the same period in 2020.

Selling, general and administrative (SG&A) expenses for the first quarter of 2021 declined 17% to $41.9 million, compared to $50.5 million in the same period in 2020. Non-GAAP SG&A expenses for the first quarter of 2021 declined 1% to $40.7 million, compared to $41.1 million in the same period in 2020.

Research and development (R&D) expenses for the first quarter of 2021 declined 15% to $21.2 million, compared to $24.9 million in the same period in 2020. Non-GAAP R&D expenses for the first quarter of 2021 declined 8% to $21.1 million, compared to $22.9 million in the same period in 2020.

Loss from operations in the first quarter of 2021 was $11.8 million, compared to operating loss of $52.6 million in the first quarter of 2020. Non-GAAP loss from operations in the first quarter of 2021 was $4.8 million, compared to non-GAAP operating loss of $17.8 million in the first quarter of 2020.

Net loss in the first quarter of 2021 was $16.5 million, or ($0.36) per diluted share, compared to a net loss of $54.1 million, or ($1.24) per diluted share, in the first quarter of 2020. Non-GAAP net loss in the first quarter of 2021 was $9.5 million, or ($0.21) per diluted share, compared to non-GAAP net loss of $19.2 million, or ($0.44) per diluted share, in the first quarter of 2020.

The company ended the first quarter of 2021 with approximately $417 million in cash and cash equivalents, short-term investments and restricted cash.

Second Quarter 2021 Revenue Guidance

The company expects the second quarter of 2021 net sales to be in the range of $70 million to $72 million.

Webcast & Conference Call

The company will host a conference call and simultaneous webcast today at 1:30 p.m. PDT (4:30 p.m. EDT) to discuss the results and provide additional information about the company’s financial outlook. A link to the webcast is available on the company’s website at http://investors.glaukos.com. To participate in the conference call, please dial 833-231-8262 (U.S.) or 647-689-4107 (international) and enter Conference ID 1191891. A replay of the webcast will be archived on the company’s website following completion of the call.

About Glaukos

Glaukos (www.glaukos.com) is an ophthalmic medical technology and pharmaceutical company focused on novel therapies for the treatment of glaucoma, corneal disorders and retinal diseases. The company pioneered Micro-Invasive Glaucoma Surgery, or MIGS, to revolutionize the traditional glaucoma treatment and management paradigm. Glaukos launched the iStent®, its first MIGS device, in the United States in 2012, its next-generation iStent inject® device in the United States in 2018 and most recently, its iStent inject W device in the United States in 2020. In corneal health, Glaukos’ proprietary suite of single-use, bio-activated pharmaceuticals are designed to strengthen, stabilize and reshape the cornea through a process called corneal collagen cross-linking to treat corneal ectatic disorders and correct refractive conditions. Glaukos is leveraging its platform technology to build a comprehensive and proprietary portfolio of micro-scale surgical and pharmaceutical therapies in glaucoma, corneal health and retinal disease.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of federal securities laws. All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements are based on management’s current expectations, assumptions, estimates and beliefs. Although we believe that we have a reasonable basis for forward-looking statements contained herein, we caution you that they are based on current expectations about future events affecting us and are subject to risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that may cause our actual results to differ materially from those expressed or implied by forward-looking statements in this press release. These potential risks and uncertainties that could cause actual results to differ materially from those described in forward-looking statements include, without limitation, uncertainties regarding the duration and severity of the COVID-19 pandemic and its impact on our business or the economy generally; our ability to continue to generate sales of our commercialized products and develop and commercialize additional products; our dependence on a limited number of third-party suppliers, some of which are single-source, for components of our products; the occurrence of a crippling accident, natural disaster, or other disruption at our primary facility, which may materially affect our manufacturing capacity and operations;

securing or maintaining adequate coverage or reimbursement by third-party payors for procedures using the iStent, the iStent inject, the iStent inject W, our corneal cross-linking products or other products in development; our ability to properly train, and gain acceptance and trust from ophthalmic surgeons in the use of our products; our ability to compete effectively in the medical device industry and against current and future competitors (including MIGS competitors); our compliance with federal, state and foreign laws and regulations for the approval and sale and marketing of our products and of our manufacturing processes; the lengthy and expensive clinical trial process and the uncertainty of timing and outcomes from any particular clinical trial or regulatory approval processes; the risk of recalls or serious safety issues with our products and the uncertainty of patient outcomes; our ability to protect, and the expense and time-consuming nature of protecting our intellectual property against third parties and competitors and the impact of any claims against us for infringement or misappropriation of third party intellectual property rights and any related litigation; and our ability to service our indebtedness. These and other known risks, uncertainties and factors are described in detail under the caption “Risk Factors” and elsewhere in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for 2020, which was filed with the SEC on March 1, 2021, and will also be included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, which we expect to file on or before May 10, 2021. Our filings with the Securities and Exchange Commission are available in the Investor Section of our website at www.glaukos.com or at www.sec.gov. In addition, information about the risks and benefits of our products is available on our website at www.glaukos.com. All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements. You are cautioned not to place undue reliance on the forward-looking statements in this press release, which speak only as of the date hereof. We do not undertake any obligation to update, amend or clarify these forward-looking statements whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

Statement Regarding Use of Non-GAAP Financial Measures

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles ("GAAP"), the Company uses certain non-GAAP historical financial measures. Management makes adjustments to the GAAP measures for items (both charges and gains) that (a) do not reflect the core operational activities of the Company, (b) are commonly adjusted within the Company's industry to enhance comparability of the Company's financial results with those of its peer group, or (c) are inconsistent in amount or frequency between periods (albeit such items are monitored and controlled with equal diligence relative to core operations). The Company uses the term "Non-GAAP" to exclude intellectual property litigation income and expenses, amortization of intangible assets, fair value adjustments to contingent consideration liabilities arising from acquisitions, costs and expenses associated with acquisitions and integration, costs associated with enterprise system upgrades, certain inventory write-off charges, in-process R&D charges, amortization of debt discount and associated issuance costs related to the company’s convertible senior debt offering, significant discrete income and other tax adjustments related to transactions as well as changes in estimated acquisition-date tax effects associated with business combinations, and the impact from implementation of tax law changes and settlements. See “GAAP to Non-GAAP Reconciliations” for a reconciliation of each non-GAAP measure presented to the comparable GAAP financial measure.

GLAUKOS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except par values)

	March 31, 2021 (unaudited)		December 31, 2020	
Assets				
Current assets:				
Cash and cash equivalents	$	96,625	$	96,596
Short-term investments		310,755		307,772
Accounts receivable, net		36,694		36,059
Inventory, net		15,271		15,809
Prepaid expenses and other current assets		14,954		13,206
Total current assets		474,299		469,442
Restricted cash		9,416		9,566
Property and equipment, net		43,314		24,008
Operating lease right-of-use asset		19,720		20,009
Finance lease right-of-use asset		50,838		51,443
Intangible assets, net		351,465		357,693
Goodwill		66,134		66,134
Deposits and other assets		7,591		7,207
Total assets	$	1,022,777	$	1,005,502
Liabilities and stockholders' equity				
Current liabilities:				
Accounts payable	$	8,624	$	4,371
Accrued liabilities		47,944		45,331
Convertible senior notes		278,996		-
Total current liabilities		335,564		49,702
Convertible senior notes		-		189,416
Operating lease liability		20,450		20,704
Finance lease liability		61,068		60,690
Deferred tax liability, net		8,323		10,512
Other liabilities		7,598		7,029
Total liabilities		433,003		338,053
Stockholders' equity:				
Preferred stock, $0.001 par value; 5,000 shares authorized; no shares issued and outstanding		-		-
Common stock, $0.001 par value; 150,000 shares authorized; 46,016 and 45,275 shares issued and 45,988 and 45,247 shares outstanding at March 31, 2021 and December 31, 2020, respectively		46		45
Additional paid-in capital		920,819		976,590
Accumulated other comprehensive income		1,128		1,004
Accumulated deficit		(332,087)		(310,058)
Less treasury stock (28 shares as of March 31, 2021 and December 31, 2020)		(132)		(132)
Total stockholders' equity		589,774		667,449
Total liabilities and stockholders' equity	$	1,022,777	$	1,005,502

GLAUKOS CORPORATION
GAAP to Non-GAAP Reconciliations
(in thousands, except per share amounts and percentage data)
(unaudited)

	Q1 2021			Q1 2020		
	GAAP	Adjustments	Non-GAAP	**GAAP**	Adjustments	Non-GAAP
Cost of sales	**$ 16,633**	$ (5,600) (a)	$ 11,033	**$ 32,529**	$ (23,439) (a)(f)(g)	$ 9,090
Gross Margin	**75.5%**	8.3%	83.8%	**41.2%**	42.4%	83.6%
Operating expenses:						
Selling, general and administrative	**$ 41,921**	$ (1,220) (b)(c)	$ 40,701	**$ 50,546**	$ (9,448) (b)(c)(h)	$ 41,098
Research and development	**$ 21,219**	$ (150) (d)	$ 21,069	**$ 24,873**	$ (1,970) (d)(i)	$ 22,903
Loss from operations	**$ (11,805)**	$ 6,970	$ (4,835)	**$ (52,612)**	$ 34,856	$ (17,756)
Net loss	**$ (16,469)**	$ 6,970 (e)	$ (9,499)	**$ (54,058)**	$ 34,856 (e)	$ (19,202)
Diluted net loss per share	**$ (0.36)**	$ 0.15	$ (0.21)	**$ (1.24)**	$ 0.80	$ (0.44)

(a) Cost of sales adjustments related to the acquisition of Avedro, Inc. (Avedro), including amortization of developed technology intangible assets, stock-based compensation expense related to replacement awards, and restructuring expenses, totaling $5.6 million in Q1 2021 and $5.8 million in Q1 2020.
(b) Avedro acquisition-related expenses, including amortization expense of customer relationship intangible assets and stock-based compensation expense related to replacement awards of $1.0 million in Q1 2021 and $4.9 million in Q1 2020.
(c) Expenses related to the Company's patent infringement litigation and related matters of $0.2 million in Q1 2021 and $2.5 million in Q1 2020.
(d) Stock-based compensation expense related to replacement awards from the acquisition of Avedro of $0.2 million in Q1 2021 and $1.8 million in Q1 2020.
(e) Includes total tax effect for non-GAAP pre-tax adjustments. For non-GAAP adjustments associated with the U.S., the tax effect is $0 given the Company's U.S. taxable loss positions in both 2021 and 2020.
(f) $7.9 million of inventory write-off charges and COVID-19 related excess and obsolete reserves, a portion of which includes the associated fair-value step up of acquired Avedro inventory.
(g) $9.7 million of inventory fair value step-up costs associated with the acquisition of Avedro.
(h) $2.0 million of expenses related to the Company's implementation of its new enterprise systems and other technology optimizations, restructuring expenses associated with COVID-19 and the acquisition of Avedro, and integration expenses from the acquisition of Avedro.
(i) Restructuring expenses associated with COVID-19 and the acquisition of Avedro, totaling $0.2 million.